Exhibit 5.1

Mintz Levin	One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com
July 26, 2007
AMICAS, Inc.
20 Guest Street, Suite 400
Boston, Massachusetts 02135
Ladies and Gentleman:
     We have acted as counsel to AMICAS, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended, of a total of 750,000 shares (the “Shares”) of its common stock, $0.001 par value per share (the “Common Stock”). This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.
     In connection with this opinion, we have examined the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, both as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.
     Based upon the foregoing, we are of the opinion that the Shares, when sold, will have been duly and validly issued, fully paid and non-assessable shares of the Common Stock.
     Our opinion is limited to the General Corporation Laws of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the United States Federal Laws, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.
     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
     We understand that you wish to file this opinion as an exhibit to the Registration Statement, and we hereby consent thereto. In giving such consent, we do not hereby admit that we are in the
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
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category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Mintz, Levin, Cohn Ferris,
Glovsky and Popeo, P.C. Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.